MASTER AGREEMENT FOR PURCHASE AND SALE OF COMMODITIES

CREDIT TERMS AND CONDITIONS

Nature Agreement:

This Term Sheet represents the current contractual relationship between Rasan Private Equity Inc. (RPE) and E&Pco, LLC for extending a line of credit to provide working capital financing to E&Pco, LLC in multiple trenches under commodity trade transaction(s) in accordance with the general terms of the Master Agreement for Purchase and Sale of Commodities ("Master Agreement").

Transactions Under the Master Agreement:

Each drawdown under the Master Agreement represent a separate transaction governed by documentation (attached as Exhibit A) reflecting the actual purchase and subsequent sale of a given commodity executed in the London Metal Exchange Market by certified brokers appointed by RPE. As a result of conducting the trade, E&Pco will produce the working capital required for its business. Each trade transaction represents a drawdown under the Master Agreement, hence, creating a respective debt in the books of E&Pco. Each transaction is termed "Murabaha"

Transaction Procedure (Modes Operandi):

1.	E&Pco submits to RPE a request for a drawdown under the terms of the Master Agreement specifying amount and date of settlement. (attached as Exhibit A1)
2.	RPE initiates the procedure with the broker. The broker after identifying a conforming Commodity in the Market, sends a purchase offer to RPE to buy the Commodity from the Market on spot.
3.	RPE purchases the Commodity on spot basis and immediately sells to E&Pco deferred per the agreed terms with confirmation letter from E&Pco (attached as Exhibit A2)
4.	E&Pco after confirming the deferred purchase sends a request to RPE sell the Commodity on its behalf on spot basis in form shown as attachment A3.
5.	Broker sells the Commodity on spot to the market and proceeds is transferred to E&Pco account.

At the conclusion of the transaction E&Pco has available cash and at the same time future debt payment. The difference between the purchase deferred price and the spot sale price constitute the cost of financing in the books of E&Pco.

Credit Terms and Conditions US $ 450,000	Page 1 of 2

Purpose	:	Provide working capital financing under a revolving Murabaha Facility of up to agreed line of credit.

Beneficiary	:	E&P Co. LLC.

Financier	:	Rasan Private Equity Inc.

Line of Credit	:	USD One Million Five Hundred Thousand ($ 1,500,000)

Disbursement Date	:	In accordance with the terms of each transaction

Commodity	:	In accordance with the terms of each transaction

Purchase Price	:	In accordance with the terms of each transaction

deferred sales price	:	In accordance with the terms of each transaction

Maturity Date	:	In accordance with the terms of each transaction

Profit rate	:	In accordance with the terms of each transaction

Murabaha Payments	:	In accordance with the terms of each transaction

Security/Collateral	:	Corporate Guarantee

Documentation	:	As per Master Agreement and each transaction documents (Exhibits)

Credit Terms and Conditions US $ 450,000	Page 2 of 2